                                                                      EXHIBIT 99




                       STOCK PURCHASE AND SALE AGREEMENT

                                     AMONG

                           VPI COMMUNICATIONS, INC.,

                             CABLE ONE CORPORATION

                                      AND

                              THE SHAREHOLDERS OF

                             CABLE ONE CORPORATION

                               TABLE OF CONTENTS


ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Section 1.01. Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Section 1.02. Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 Section 1.03  Status of TCA Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Section 1.04  Tax Status of Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 Section 2.01.  Deliveries of the Corporation, and the Shareholders . . . . . . . . . . . . . . . . .   4
                 Section 2.02. Deliveries of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Representations and Warranties of the Corporation and the Shareholders . . . . . . . . . . . . . . . . . . .   6
                 Section 3.01. Ownership of the Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 3.02. Organization and Good Standing: Qualification  . . . . . . . . . . . . . . . . . . . .   7
                 Section 3.03. Capitalization of the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 3.04. Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 Section 3.05. Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.06. No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.07. Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.08. Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 Section 3.10. Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.11. Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 Section 3.12. Title; Leased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                 Section 3.13. Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                 Section 3.14. Adverse Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                 Section 3.15. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                 Section 3.16. Patents, Trademarks, Service Marks and Copyrights  . . . . . . . . . . . . . . . . .    13
                 Section 3.17. Trade Secrets and Customer Lists . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 Section 3.18. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                 Section 3.19. Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 Section 3.20. Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 Section 3.21. Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 Section 3.22. Condition of Fixed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
                 Section 3.23. Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 Section 3.24. Books of Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 Section 3.25. Corporate Name - Cable One . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 Section 3.26. Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 Section 3.27. Product Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                 Section 3.28. Banking Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17





                      STOCK PURCHASE AND SALE AGREEMENT                   Page i

                 Section 3.29. Ownership Interests of Interested Persons  . . . . . . . . . . . . . . . . . . . . .    17
                 Section 3.30. Investments in Competitors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
                 Section 3.31. Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
                 Section 3.33. Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                 Section 3.34. Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                 Section 3.35. Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 3.36. Accuracy of Information Furnished  . . . . . . . . . . . . . . . . . . . . . . . . .    22

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
         Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 4.01. Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 4.02. Authorization and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                 Section 4.03. No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                 Section 4.04. Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
         The Covenants of the Corporation and the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                 Section 5.0l. Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                 Section 5.02. Business Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
                 Section 5.03. Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 5.04. Material Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 5.05. Approvals of Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 5.06. Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                 Section 5.07. Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 Section 5.08. Changes in Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 Section 5.09. Capital Assets; Payments of Liabilities  . . . . . . . . . . . . . . . . . . . . . .    25
                 Section 5.10. Mortgages, Liens and Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 Section 5.11. No Negotiation with Others . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                 Section 5.12 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         Purchaser's Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 Section 6.01. Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 Section 6.02. Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
         Purchaser's Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 Section 7.01. Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                 Section 7.02. Covenants and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 Section 7.03. Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 Section 7.04. No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 Section 7.05. Resignations of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .    27
                 Section 7.06. Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 Section 7.07. Tax Affidavit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27





                      STOCK PURCHASE AND SALE AGREEMENT                  Page ii

ARTICLE VIII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
         The Conditions Precedent of the Corporation and the Shareholders . . . . . . . . . . . . . . . . . . . . .    27
                 Section 8.01. Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                 Section 8.02. Covenants and Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 Section 8.03. Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 Section 8.04. Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE IX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
         Post Closing Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 Section 9.01. Further Instruments of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
         Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                 Section 10.01. Indemnification by the Shareholders . . . . . . . . . . . . . . . . . . . . . . . .    28
                 Section 10.02. Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                 Section 10.03. Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                 Section 10.04. Remedies Not Exclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                 Section 10.05. Effect of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE XI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                 Section 11.01. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

ARTICLE XII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                 Section 12.01. Costs, Expenses and Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                 Section 12.02. Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
                 Section 12.03. Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 Section 12.04. Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 Section 12.05. Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 Section 12.06. Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 Section 12.07. Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
                 Section 12.08. Parties In Interest: No Third Party Beneficiaries . . . . . . . . . . . . . . . . .    32
                 Section 12.09. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                 Section 12.10. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                 Section 12.11. Survival of Representations, Warranties and Covenants . . . . . . . . . . . . . . .    33
                 Section 12.12. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                 Section 12.13. Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                 Section 12.14. Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                 Section 12.15. Reference to Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
                 Section 12.16. Confidentiality, Publicity and Disclosures  . . . . . . . . . . . . . . . . . . . . .  33
                 Section 12.18. Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
                 Section 12.19. Choice of Forum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                 Section 12.20. Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
                 Section 12.21. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35





                      STOCK PURCHASE AND SALE AGREEMENT                 Page iii

                       STOCK PURCHASE AND SALE AGREEMENT


         This Stock Purchase and Sale Agreement (this "Agreement"), dated effective as of May 1, 1996, among Cable One Corporation, a Pennsylvania corporation (the "Corporation"), the holders of all of the outstanding capital stock of the Corporation who are Robert Malcolm, Joseph Mauro, Harry Wahl, David Stroehmann, and Richard H. Confair (collectively, the "Shareholders"), and VPI Communications, Inc., a Texas corporation ("Purchaser").

                                  WITNESSETH:

         WHEREAS, the Shareholders hold all of the issued and outstanding shares of capital stock of the Corporation, as set forth on Exhibit A (the "Stock"), and desire to sell, and Purchaser desires to purchase, the Stock; and

         WHEREAS, the Shareholders, the Corporation, and Purchaser desire to enter into various agreements relating to the purchase and sale of the Stock;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               Purchase and Sale

         Section 1.01. Purchase and Sale of Stock.

         (a) Subject to and upon the terms and conditions contained herein, at the Closing, the Shareholders shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all adverse claims, security interests, liens, claims and encumbrances, and Purchaser shall purchase, accept and acquire from the Shareholders, the Stock.

         (b) For the purposes of this Agreement, (i) the term "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of the Corporation, 1307 Washington Blvd., Williamsport, Pennsylvania 17701, or at such other time and place as shall be mutually agreed upon in writing by all of the parties hereto, and (ii) the term "Closing Date" shall mean May 1, 1996 or such other date as may be mutually agreed upon in writing by all of the parties hereto; provided that the date may not be later than May 1, 1996.





                      STOCK PURCHASE AND SALE AGREEMENT                   Page 1

         Section 1.02. Purchase Price.

         (a) Total Purchase Price. The total purchase price to be paid by Purchaser for the Stock shall be $8,000,000.00, payable in shares of the voting Common Stock, $.10 par value per share ("TCA Stock"), of TCA Cable TV, Inc. ("TCA"), (the "Closing Shares"), the number of shares of TCA Stock constituting the Closing Shares to be initially determined, thereafter adjusted and ultimately paid pursuant to the provisions of this Subsection 1.02(a).

                 (i) The number of shares of TCA Stock to be used to satisfy the $8,000,000.00 total purchase price will be determined on the Closing Date and will be based on the average daily closing price at which TCA Stock is trading on the NASDAQ Exchange for the twenty (20) market trading days immediately preceding the Closing Date (the "Average Trading Price"), except that if the Average Trading Price is less than $30.00 per share it shall be deemed to be $30.00 per share for purposes of this calculation and if the Average Trading Price is greater than $33.00 per share it shall be deemed to be $33.00 per share.

                 (ii) The exact number of the Closing Shares will be calculated by dividing $8,000,000.00 by the Average Trading Price and rounding the result down to the nearest whole number.

                 (iii)    Notwithstanding the previous provisions of this
Section 1.02(a) , the total purchase price, and therefore the corresponding number of shares of TCA Stock making up the Closing Shares will be subject to any reductions (the "Reductions") determined by the application of the following provisions:

                          (1)  The $8,000,000.00 total purchase price shall be
reduced dollar for dollar by an amount equal to the positive number (rounded to the nearest whole dollar), if any, produced by subtracting the sum of (x) the cash and accounts receivable (net of allowances) set forth on the balance sheet of the Corporation as of the Closing Date, and (y) any increases in the levels of inventories and fixed assets less all liabilities of the Corporation from the levels reflected in the December 31, 1995 balance sheet of the Corporation to the levels reflected on the balance sheet of the Corporation as of the Closing Date; from (z) the cash and accounts receivable (net of allowances and less all liabilities) of the Corporation set forth on its December 31, 1995 balance sheet ("Reduction #1").

                          (2)  The $8,000,000.00 total purchase price shall be
reduced dollar for dollar by the amount (rounded to the nearest whole dollar), if any, by which the Corporation's shareholders' equity on its balance sheet as of the Closing Date is less than $2,000,000.00 ("Reduction #2"). For this purpose, "shareholders' equity" shall be determined by consistently applying the accounting principles used to present the Corporation's Financial Statements (hereinafter defined) and specifically, those accounting principles used to create the Corporation's December 31, 1995 balance sheet.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 2

                          (3)  The $8,000,000.00 total purchase price shall be
reduced dollar for dollar by the amount (rounded to the nearest whole dollar), if any, by which the Corporation's net profits for the period beginning January 1, 1996 and ending on March 31, 1996, are lower than the Corporation's net profits for the same period in calendar year 1995 ("Reduction #3"). For this purpose, "net profits" shall be determined by consistently applying the accounting principles used by the Corporation to present its income statements (provided in the Financial Statements) which covered the period in calendar year 1995 referenced in the previous sentence.

                          (4)  The $8,000,000.00 total purchase price may be
reduced by the mutual agreement of the parties pursuant to separate oral or written agreements of the parties, and shall be reduced by the amount found to be owed by Cable One pursuant to the Pennsylvania Sales Tax Audit specifically identified in Section 3.18(c) ("Reduction #4").

                 (iv) The parties hereby recognize that the initial total purchase price is adjusted to be $8,000,000.00, determined as follows:

                                             $8,000,000.00
                          Reduction #1     (          0.00 )
                                            ---------------
                          Reduction #2     (          0.00 )
                                            ---------------
                          Reduction #3     (          0.00 )
                                            ---------------
                          Reduction #4     (          0.00 )
                                            ---------------

                 Total Purchase Price        $8,000,000.00
                                            ---------------

Notwithstanding the provisions of this Subparagraph 1.02(a)(iv), the parties recognize that the total purchase price may be recalculated after the Closing Date to reflect changes in Reduction #1, Reduction #2, Reduction #3 and Reduction #4.

         (b) Delivery of the Closing Shares. Except for the Additional Shares (defined below), the Closing Shares shall be delivered by Purchaser to the Shareholders pursuant to the provisions of this Agreement. If at any time during the first one hundred eighty (180) days after the Closing Date Purchaser shall submit written evidence to the Shareholders of an adjustment to the initial amounts reflected in Subparagraph 1.02(a)(iv) for Reduction #1, Reduction #2 and/or Reduction #3, the Shareholders shall within five (5) days after receiving such written evidence remit to Purchaser the number of shares of TCA Stock necessary to satisfy such adjustment (determined by using the Average Trading Price regardless of the then actual trading price of the TCA Stock), and if such shares are not so remitted they shall be satisfied from the Additional Shares.

         (c) Additional Shares; Payments from Escrow. The number of shares of TCA Stock representing the Closing Shares determined by dividing $400,000 by the Average Trading Price and rounding the result to the nearest whole share, shall be retained by Purchaser at the Closing and transferred to West, Webb, Allbritton & Gentry, P.C., as Escrow Agent, to be held and





                      STOCK PURCHASE AND SALE AGREEMENT                   Page 3
finally disbursed pursuant to the provisions of the Escrow Agreement attached hereto as Exhibit 1.02(c).

         Section 1.03 Status of TCA Stock. The Shareholders hereby acknowledge that the TCA Stock transferred to them by Purchaser hereunder will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state. Each of the Shareholders hereby acknowledges that he will be required to hold the TCA Stock received hereunder indefinitely unless such shares are subsequently registered under the Securities Act and applicable state laws or unless exemptions from such registrations are available. Each of the shareholders agrees to and shall execute a Letter of Investment Intent relating to his ownership of the Closing Shares in the form of the letter attached hereto as Exhibit 1.03, and agrees to remain subject to the representations, warranties and covenants made therein after the Closing Date.

                 Purchaser agrees that upon the written request of one or more of the Shareholders, after the Closing Purchaser shall cause TCA to use its best efforts to register that portion of the Closing Shares for which registration is requested, such registration to be at the sole cost and expense of the requesting Shareholders. In order to eliminate the costs and expenses of any such registration for the Shareholders, TCA will use its best efforts to register the Closing Shares pursuant to registration statements already being filed by TCA to register shares of TCA Stock held by TCA's Employee Stock Option Plan. However, TCA is not required to change its normal registration schedule for TCA Stock held by the ESOP simply to accommodate a dual registration of the Closing Shares for the Shareholders.

         Section 1.04 Tax Status of Purchase and Sale. The exchange of the Stock for the Closing Shares contemplated by this Agreement is intended by the parties to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code, and each of the parties hereto agrees to act with respect to the Stock and the Closing Shares, as applicable, and take such other steps, including the proper filing of plans of reorganization, as shall be necessary to insure the tax- free status of the exchange under such Code section and the underlying regulations.

                                   ARTICLE II

                               Closing Deliveries

         Section 2.01.  Deliveries of the Corporation, and the Shareholders.
At the Closing, the Corporation, and the Shareholders shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel:

         (a) certificates representing all of the Stock, duly endorsed and in proper form for transfer to Purchaser by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank;





                      STOCK PURCHASE AND SALE AGREEMENT                   Page 4

         (b) executed Agreement Not to Compete (the "Agreement Not to Compete") among the Corporation, Purchaser and the Shareholders, in the form of the agreement attached as Exhibit 2.01(b);

         (c) the Escrow Agreement, to be executed by the Shareholders, Purchaser and West, Webb, Allbritton & Gentry, P.C., as Escrow Agent, in the form attached hereto as Exhibit 1.02(c);

         (d) a separate Letter of Investment Intent, in the form attached hereto as Exhibit 1.03, executed by each of the Shareholders;

         (e) a copy of resolutions of the Board of Directors of the Corporation authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (f) a separate certificate of each of the President of the Corporation and the Shareholders, dated the Closing Date, (i) as to the truth and correctness of the representations and warranties of the Corporation and the Shareholders contained herein on and as of the Closing Date, (ii) as to the performance of and compliance by the Corporation and the Shareholders with all covenants contained herein on and as of the Closing Date, and (iii) certifying that all conditions precedent of the Corporation and the Shareholders to the Closing have been satisfied;

         (g) certificate of the Secretary of the Corporation certifying as to the incumbency of the directors and officers of the Corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Corporation;

         (h) a certificate, dated within thirty (30) days of the Closing Date, of the Secretary of State of the State of Pennsylvania establishing that the Corporation is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in that state;

         (i) certificates, dated within thirty (30) days of the Closing Date, of the Secretaries of State of the states in which it is necessary for the Corporation to be qualified to do business, to the effect that the Corporation is qualified to do business and is in good standing as a foreign corporation in each of such states;

         (j) an opinion of legal counsel to the Corporation and the Shareholders, dated as of the Closing Date, in the form attached hereto as
Exhibit 2.01(j);

         (k) all necessary authorizations, consents, approvals, permits and licenses referenced in Schedule 3.12(d);





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 5

         (l) releases from shareholders to Cable One for any security interests or liens held by shareholders in the form attached hereto as Exhibit 2.01(l); and

         (m) such other instrument or instruments as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Stock.

         Section 2.02. Deliveries of Purchaser. At the Closing, Purchaser shall deliver the following to the Corporation or the Shareholders, as applicable:

         (a) the Closing Shares to the Shareholder in the percentage set on Exhibit "A", attached hereto and incorporated herein by reference, subject to the escrow provisions of Section 1.02(c) ;

         (b)  the Agreement Not to Compete;

         (c)  the Escrow Agreement;

         (d) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (e) a certificate of the President or any Vice President of Purchaser, dated the Closing Date, (i) as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the Closing Date, (ii) as to the performance of and compliance by Purchaser with all covenants contained herein on and as of the Closing Date, and (iii) certifying that all conditions precedent of Purchaser to the Closing have been satisfied;

         (f) a certificate of the Secretary of Purchaser certifying as to the incumbency of such officers of Purchaser, and as to their signatures, who have executed documents delivered at the Closing on behalf of Purchaser; and

         (g) a certificate, dated within thirty (30) days of the Closing Date, of the Secretary of State of the State of Texas, establishing, that Purchaser is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in such state.

         (h) an opinion of legal counsel to VPI, dated as of the closing date, in form attached hereto as Exhibit 2.02(h).





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
                                  ARTICLE III

         Representations and Warranties of the Corporation and the Shareholders

         The Corporation and the Shareholders jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

         Section 3.01. Ownership of the Stock. The Shareholders own, beneficially and of record, good and marketable title to the Stock, which constitutes all of the issued and outstanding capital stock of the Corporation free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholder agreements. At the Closing, the Shareholders will convey to Purchaser good and marketable title to all of the stock, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholder agreements or other restrictions.

         Section 3.02. Organization and Good Standing: Qualification. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Corporation is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.02, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Corporation. The Corporation does not have any assets, employees or offices located in any state other than the states listed in
Schedule 3.02.

         Section 3.03. Capitalization of the Corporation. The authorized capital stock of the Corporation consists of 100,000 shares of common stock, $1.00 par value per share, of which 25,789 shares are issued and outstanding. No shares of such capital stock are held in the treasury of the Corporation. All of issued and outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Corporation. Neither the Shareholders nor the Corporation are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Corporation. No shares of capital stock of the Corporation have been issued or disposed of in violation of the preemptive rights of any of the Corporation's shareholders. All accrued dividends on the capital stock of the Corporation, whether or not declared, have been paid in full.

         Section 3.04. Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Corporation that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute book of the Corporation, a copy of which has been delivered to Purchaser, contains accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 7

Directors (and any committees thereof) and the shareholders of the Corporation since its formation.

         Section 3.05. Authorization and Validity. The execution, delivery and performance by the Corporation of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Corporation and the Shareholders. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Corporation and the Shareholders, as applicable, and constitute or will constitute legal, valid and binding obligations of the Corporation and the Shareholders, as applicable, enforceable against the Corporation and the Shareholders in accordance with their respective terms. To the knowledge of the Corporation and the Shareholders, the sale of the Stock by Shareholders to Purchaser will not impair the ability or authority of the Corporation to carry on the Corporation's business as now conducted in any respect.

         Section 3.06. No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Corporation or any agreement, indenture or other instrument under which the Corporation is bound or to which the appropriate portion of the Stock or any of the assets of the Corporation are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Stock or any of the assets of the Corporation, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Corporation, the Stock or the assets of the Corporation.

         Section 3.07. Consents. Except as set forth in Schedule 3.07, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Corporation or the Shareholders.

         Section 3.08. Financial Statements. The Corporation has furnished to Purchaser the balance sheet and related statements of income, retained earnings and cash flows for the twelve-month periods ended December 31, 1989 through December 31, 1995, including the notes thereto, and for the three-month interim period ended March 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete, are in accordance with the books and records of the Corporation fairly present the financial condition and results of operations of the Corporation as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 8

         Section 3.10. Liabilities and Obligations.  Except as set forth in
Schedule 3.10, the Financial Statements reflect all liabilities of the Corporation accrued, continent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Corporation is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Corporation nor the Shareholders know of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

         Section 3.11. Absence of Certain Changes.  Except as set forth in
Schedule 3.11, since December 31, 1995, the Corporation has not, except in the ordinary course of business:

         (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Corporation or any Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

         (b) contracted for the purchase of any capital assets other than those identified in the Corporation's financial statements dated March 31, 1996, previously provided to Purchaser;

         (c) incurred any indebtedness for borrowed money or issued or sold any debt securities;

         (d)  incurred or discharged any liabilities or obligations;

         (e) paid any amount on any indebtedness prior to the due date, forgiven or canceled any debts or claims or released or waived any rights or claims;

         (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

         (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business;

         (h)  acquired or disposed of any assets;

         (i) written up or written down the carrying value of any of its assets;

         (j) changed the costing system or depreciation methods of accounting for its assets;

         (k)  waived any material rights or forgiven any material claims;





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 9

         (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could reasonably be expected to materially and adversely affect, its business or assets;

         (m) increased the compensation of or paid any bonus to any director or officer;

         (n)  increased the compensation of or paid any bonus to any employee;

         (o) made any payments to or loaned any money to any person or entity referred to in Section 3.29;

         (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

         (q) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to such capital stock or securities, or agreed to change the terms and conditions of any such rights;

         (r) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement, except in the ordinary course of business;

         (s) entered into, adopted or amended any Employee Benefit Plan (as hereinafter defined); or

         (t) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation taken as a whole.

         Section 3.12. Title; Leased Assets.

         (a) Real Property. A description of all interests in real property owned by the Corporation (collectively, the "Real Property") is set forth in
Schedule 3.12(a). Except as set forth in Schedule 3.12(a), the Corporation has good, valid and marketable title to all the Real Property. The Real Property and the leased real property referred to in Section 3.12(c) constitute the only real property used in the conduct of the business of the Corporation.

         (b) Personal Property. Except as set forth in Schedule 3.12(b), the Corporation has good, valid and marketable title to all tangible and intangible personal property owned by them (collectively, the "Personal Property"). The Personal Property and the leased personal property





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 10
referred to in Section 3.12(c) constitute the only personal property used in the conduct of the business of the Corporation.

         (c) Leases. A list and brief description of all leases of real and personal property to which the Corporation is a party, either as lessor or lessee, are set forth in Schedule 3.12(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         (d) Right to Use Assets. Except for those assets acquired since March 31, 1996, which are listed in Schedule 3.12(d), all tangible and intangible assets used in the conduct of the business of the Corporation are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles, consistently applied. The Corporation owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Corporation, which will not be impaired by the consummation of the transactions contemplated hereby.

         Section 3.13. Commitments.

         (a) Commitments; Defaults. Except as set forth in Schedule 3.13(a), the Corporation has not entered into, and the Stock, the assets, and the business of the Corporation are not bound by, whether or not in writing, any

                 (i)      partnership or joint venture agreement;

                 (ii)     deed of trust or other security agreement;

                 (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

                 (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

                 (v)      labor or collective bargaining agreement;

                 (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

                 (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 11

                 (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

                 (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

                 (x) agreement between the Corporation and any affiliate of the Corporation;

                 (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Corporation;

                 (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving, more than $1,000 in the aggregate;

                 (xiii)   powers of attorney;

                 (xiv)    contracts containing noncompetition covenants;

                 (xv) any other contract or agreement that involves either an unperformed commitment in excess of $1,000 or that terminates more than 30 days after the date hereof;

                 (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.29;

                 (xvii) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Corporation of a particular product or service; or

                 (xviii) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Corporation.

         All of the foregoing items which are listed on Schedule 3.13(a) are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of any oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Corporation and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 12
in Schedule 3.13(a). The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, offsets or counterclaims have been asserted, or to the knowledge of the Corporation or the Shareholders, may be made, by any party thereto, nor has the Corporation waived any rights thereunder, except as described in Schedule 3.13(a). Neither the Corporation nor any Shareholder has received notice of any default with respect to any Commitment.

         (b) No Cancellation or Termination of Commitment. Except as contemplated hereby, neither the Corporation nor any Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Corporation nor any Shareholder knows of any fact that would justify the exercise of such a right. Neither the Corporation nor any Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.13(b), to the knowledge of the Corporation and the Shareholders, none of the customers or suppliers of the Corporation have refused, or communicated that they will or may refuse, to purchase or supply goods or services, as the case may be, or have communicated that they will or may substantially reduce the amounts of goods or services that they are willing, to purchase from, or sell to, the Corporation.

         Section 3.14. Adverse Agreements. The Corporation is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Corporation or any Shareholder can now reasonably foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation.

         Section 3.15. Insurance. The Corporation carries adequate and necessary property, liability, workers' compensation and other types of insurance. A list and brief description of all insurance policies of the Corporation are set forth in Schedule 3.15. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility and in amounts and against such risks and losses as are customary in its industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

         Section 3.16. Patents, Trademarks, Service Marks and Copyrights.

         (a) Ownership. The Corporation owns all patents, trademarks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.16 is a true and correct description of the following (the "Proprietary Rights"):





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 13

                 (i) all trademarks, tradenames, service marks and other trade designations, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Corporation with respect to the business of the Corporation and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Corporation is a party (including expiration date if applicable); and

                 (ii) all agreements relating to technology, know how or processes that the Corporation is licensed or authorized to use by others, or which either licenses or authorizes others to use.

         (b) Conflicting Rights of Third Parties. The Corporation has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Corporation nor any Shareholder knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

         (c) Claims of Other Persons. The Corporation and the Shareholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Corporation infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending, or to the knowledge of the Corporation and the Shareholders are threatened, that challenge the rights of the Corporation with respect thereto.

         Section 3.17. Trade Secrets and Customer Lists. The Corporation has the right to use, free and clear of any claims or rights of others, except claims or rights specifically set forth in Schedule 3.17, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Corporation. The Corporation is not using or in any way making use of any confidential information or trade secrets of any third party.

         Section 3.18. Taxes.

         (a) Filing of Tax Returns. The Corporation has duly and timely filed with the appropriate governmental agencies all tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of the Corporation for the periods covered thereby.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 14

         (b) Payment of Taxes. The Corporation has paid or accrued all taxes, penalties and interest which have become due with respect to any returns that it has filed and any assessments of which it is aware. The Corporation is not delinquent in the payment of any tax, assessment or governmental charge.

         (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as listed in Schedule 3.18(c), no tax deficiency or delinquency has been asserted against the Corporation. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Corporation that could be asserted by any taxing authority. There is no taxing authority audit of the Corporation pending, or threatened, and the results of any completed audits are properly reflected in the Financial Statements of the Corporation. The Corporation has not violated any federal state, local or foreign tax law.

         (d) No Extension of Limitation Period. The Corporation has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

         (e) All Withholding Requirements Satisfied. All monies required to be withheld by the Corporation and paid to Governmental agencies for all taxes have been (i) collected or withheld and either paid to the respective Governmental agencies or set aside in accounts for such purpose, or (ii) properly reflected in the Financial Statements of the Corporation.

         (f) State Unemployment Taxes. In respect of its most recently completed reporting period and all previous reporting periods, the Corporation has paid state unemployment taxes to all applicable states at the appropriate rates for the wages paid by the Corporation during such period which were subject to such tax.

         (g)     Reasonable Expenditures.  All amounts paid by the Corporation
(i) to officers, employees, consultants and agents as salaries, compensation, and expenses reimbursed by the Corporation, or (ii) as rental payments, have been in amounts which are reasonable and deductible for income tax purposes.

         (h) Tax Liability in Financial Statements. The liabilities (including deferred taxes) shown in the Corporation's December 31, 1995 Financial Statements and to be accrued on the books and records of the Corporation through the Closing Date for taxes, interest and penalties are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1995 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

         (i) Foreign Investment in U.S. Real Property. None of the Shareholders are foreign persons, as such term is used in Section 1445(b)(2) of the Internal Revenue Code of 1986 (the "Code").





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 15

         (j) Tax Exempt Entity. None of the assets of the Corporation are or will be subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

         (k) Collapsible Corporation. The Corporation has not at any time consented, and the Shareholders will not permit the Corporation to elect, to have the provisions of Section 341(f)(2) of the Code apply to it.

         (l) Change in Accounting Method. The Corporation has not voluntarily or involuntarily changed a method of accounting resulting in the Corporation's inclusion of amounts in income pursuant to the adjustment provisions of Section 481 of the Code.

         (m) S Corporation. The Corporation is currently and since January 1, 1993 has been an S corporation as such term is defined in Section 1361(a) of the Code.

         (n) All references in this Section 3.18 to the Corporation is treated as a representation by the Corporation and each of its subsidiaries.

         Section 3.19. Compliance with Laws. The Corporation has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Corporation or the Shareholders of any federal, state or local law or regulation that could materially and adversely affect the property or business of the Corporation. The Corporation possesses all necessary licenses, franchises, permits and governmental authorizations material to the conduct of its business as now conducted, all of which are listed in Schedule 3.19.

         Section 3.20. Finder's Fee. Neither the Corporation nor any Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         Section 3.21. Litigation. Except as described in Schedule 3.21, there are no legal actions or administrative proceedings or investigations instituted, or to the knowledge of the Corporation or the Shareholders threatened, against or affecting, or that could affect, the Corporation any of the Stock, or the business of the Corporation. Neither the Corporation nor the Shareholders are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Corporation or its businesses, assets, operations or employees, or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Corporation, AIT, nor the Shareholders know of any basis for any such action, proceeding or investigation.

         Section 3.22. Condition of Fixed Assets. All of the plants, structures and equipment (the "Fixed Assets") owned by the Corporation are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 16

         Section 3.23. Inventory. All of the tangible inventory owned by the Corporation is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. The Corporation has, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         Section 3.24. Books of Account. The books of account of the Corporation have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Corporation have been properly recorded in such books.

         Section 3.25. Corporate Name - Cable One. There are no actions, suits or proceedings pending, or to the knowledge of the Corporation or the Shareholders threatened, against or affecting the Corporation that could result in any impairment of the right of the Corporation to use the name "Cable One," or "HTN". The use of the name "Cable One" does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no person or business entity other than the Corporation will be authorized, directly or indirectly, to use the name "Cable One" or any name confusingly similar thereto.

         Section 3.26. Accounts Receivable. Schedule 3.26 sets forth the accounts receivable of the Corporation from sales made as of March 31, 1996 and the payments and rights to receive payments related thereto. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

         Section 3.27. Product Warranties. There is no claim against or liability of the Corporation on account of product warranties or with respect to the manufacture, sale or rental of defective products or services and there is no basis for any such claim on account of defective products or services heretofore manufactured, sold or rented that is not fully covered by insurance.

         Section 3.28. Banking Relations. Set forth in Schedule 3.28 is a complete and accurate list of all arrangements that the Corporation has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         Section 3.29. Ownership Interests of Interested Persons. Except as set forth in Schedule 3.29, no officer, supervisory employee, director or shareholder of the Corporation, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 17

Corporation, or any organization that has a material contract or arrangement with the Corporation.

         Section 3.30. Investments in Competitors. No Shareholder owns directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Corporation.

         Section 3.31. Employee Matters.

         (a) Cash Compensation. Schedule 3.31(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Corporation who are currently compensated at a rate in excess of $15,000 per year and who earned in excess of such amount during the preceding fiscal year. In addition,
Schedule 3.31(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of the Corporation during the current and immediately preceding fiscal year of the Corporation, and (ii) any promised increases in Cash Compensation of employees of the Corporation that have not yet been effected.

         (b) Compensation Plans. Schedule 3.31(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Corporation or to which the Corporation contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.33(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. The Corporation has provided Purchaser a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by the Corporation.

         (c) Employment Agreements. All written or oral employment agreements (the "Employment Agreements") which exist between the Corporation and its employees, including agreements containing covenants not to compete, are listed on Schedule 3.31(c). The Corporation has provided Purchaser a copy of each written Employment Agreement and a written description of each unwritten Employment Agreement, if any.

         (d) Employee Policies and Procedures. Schedule 3.31(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Corporation. The Corporation has provided Purchaser a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by the Corporation, except as prohibited by law.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 18

         (e) Unwritten Amendments. No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

         (f) Labor Compliance. Except as set forth in Schedule 3.31(f), the Corporation:

                 (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and

                 (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

         The Corporation has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

         There are no:

                 (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints, pending or to the knowledge of the Corporation and the Shareholders threatened, against the Corporation before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist, or

                 (ii) existing, or to the knowledge of the Corporation and the Shareholders threatened, labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation and no basis therefor exists.

         (g) Unions. The Corporation has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation are represented by any union, labor organization or collective bargaining unit. To the knowledge of the Corporation and the Shareholders, the employees of the Corporation have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

         (h) Aliens. All employees of the Corporation are citizens of, or are authorized to be employed in, the United States.


         Section 3.33. Employee Benefit Plans.

         (a) Identification. Schedule 3.33(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 19
 the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Corporation or to which the Corporation contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. The Corporation has provided Purchaser with copies of all plan documents, determination letters, pending, determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans.

         (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations.

         (c) Examinations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

         (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.

         (e) Claims and Litigation. No claims, suits or other proceeding are pending, or to the knowledge of the Corporation and the Shareholders are threatened, with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

         (f) Qualification. The Corporation has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings are pending, or to the knowledge of the Corporation and the Shareholders are threatened, that could result in the revocation of any such favorable determination letter or ruling.

         (g) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning, of Section 412(n)(6)(B) of the Code) in which the Corporation is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing, basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Schedule 3.33(g) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 20

         (h) Excise Taxes. Neither the Corporation nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

         (i) Multiemployer Plans. Neither the Corporation nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (j) PBGC. No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Corporation or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

         (k) Medical and Dental Care Claims. Schedule 3.33(k) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by the Corporation to its employees involving hospitalization, medical or dental care claims that have exceeded $500 per year for an individual during the period August 31, 1995 to March 31, 1996.

         (l) Retirees. The Corporation does not have any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Corporation.

         Section 3.34. Environmental Matters.

         (a) Environmental Laws. Neither the Corporation nor any of its assets, are currently in violation of, or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq. as amended from time to time ("CERCLA")) (including, without limitation, as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended from time to time ("RCRA"), and regulations promulgated thereunder, (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any applicable state statutes, rules or orders pertaining to environmental matters, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Corporation.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 21

         (b) Use of Assets. To the knowledge of the Corporation and the Shareholders, the assets of the Corporation have never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation, CERCLA or RCRA.

         (c) Permits. The Corporation has not obtained, and is not required to obtain, and neither the Corporation nor any Shareholder has knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Corporation or by reason of any Environmental Laws.

         (d) Superfund List. To the knowledge of the Corporation and the Shareholders, none of the assets owned or leased by the Corporation are on any federal or state "Superfund" list or subject to any environmentally related liens.

         Section 3.35. Certain Payments. To the knowledge of the Corporation and the Shareholders, neither the Corporation, the Shareholders nor any director, officer or employee of the Corporation has paid or caused to be paid, directly or indirectly, in connection with the business of the Corporation:

         (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or

         (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by the Corporation or as otherwise permitted by applicable law).

         Section 3.36. Accuracy of Information Furnished. All information furnished to Purchaser by the Corporation or any Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all material respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

                                   ARTICLE IV

                  Representations and Warranties of Purchaser

         Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

         Section 4.01. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 22

         Section 4.02. Authorization and Validity. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser and TCA Cable TV, Inc. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Closing Shares, when issued in compliance with the provisions of the Agreement, will be validly issued, fully paid, non-assessable, not issued in violation of any preemptive rights, and will be free from all taxes, liens, charges and other encumbrances, subject to the terms and provisions of the Letter of Investment Intent.

         Section 4.03. No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound, (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser, or (iii) violate or conflict with any laws, rules or regulations, including but not limited antitrust laws, or that of any applicable jurisdiction or any applicable public, governmental or regulatory agency or body.

         Section 4.04. Finder's Fee. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                                   ARTICLE V

             The Covenants of the Corporation and the Shareholders

         The Corporation and the Shareholders jointly and severally make the following covenants relating to the period between the date hereof and the Closing.

         Section 5.0l. Consummation of Agreement. The Corporation and the Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         Section 5.02. Business Operations. The Corporation shall operate its business in the ordinary course and will not introduce any new method of management or operation. The Corporation and the Shareholders shall use their best efforts to preserve the business of the Corporation intact, to retain the present customers and suppliers so that they will be available to Purchaser after the Closing. The Corporation and the Shareholders shall not take any action that could adversely affect the condition (financial or otherwise), operations, assets, liabilities,





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 23
business or prospects of the Corporation without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate at the time of Closing or preclude the Corporation and the Shareholders from making such representations and warranties at the Closing.

         Section 5.03. Access. The Corporation and the Shareholders shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the assets and business of the Corporation, including their employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Corporation as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of the Corporation.

         Section 5.04. Material Change. The Corporation and the Shareholders shall promptly inform Purchaser in writing, of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation. Notwithstanding the disclosure to Purchaser of any such material adverse change, the Corporation and the Shareholders shall not be relieved of any liability for, nor shall the providing of such information by the Corporation to Purchaser be deemed a waiver by Purchaser of the breach of any representation or warranty of the Corporation and the Shareholders contained in this Agreement.

         Section 5.05. Approvals of Third Parties. The Corporation and the Shareholders shall use their best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

         Section 5.06. Employee Matters. The Corporation shall not, without the prior written approval of Purchaser, except as required by law:

         (a) increase the Cash Compensation of any employee of the Corporation;

         (b) adopt, amend or terminate any Compensation Plan, Employment Agreement, Employee Policies and Procedures or Employee Benefit Plan;

         (c)     institute, settle or dismiss any employment litigation;

         (d) enter into, modify, amend or terminate any agreement with any union, labor organization or collective bargaining unit;

         (e) take or fail to take any action with respect to any past or present employee of the Corporation that could adversely affect the business of the Corporation;





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 24

         (f) take any action that would deplete the assets of any Employee Benefit Plan, other than payment of benefits in the ordinary course to participants and beneficiaries;

         (g) fail to pay any premium or contribution due with respect to any Employee Benefit Plan;

         (h) fail to file any return or report with respect to any Employee Benefit Plan; or

         (i) take or fail to take any action that could adversely affect any Employee Benefit Plan.

         Section 5.07. Contracts. Except with Purchaser's prior written consent, the Corporation shall not waive any right or cancel any contract, debt or claim or assume or enter into any contract, lease, license, obligation, indebtedness, commitment, or purchase or sale, except in the ordinary course of business.

         Section 5.08. Changes in Inventory. The Corporation shall not alter the physical contents or character of its raw materials, work-in-process or finished goods inventory or the mixture of products in its finished goods inventory so as to affect the nature of its business or result in a change in the total dollar valuation thereof.

         Section 5.09. Capital Assets; Payments of Liabilities. The Corporation shall not, without the prior written approval of Purchaser, (i) acquire or dispose of any capital asset, or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements, or (b) current liabilities and obligations incurred in the ordinary course of business and, in the case of either (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

         Section 5.10. Mortgages, Liens and Guaranties. The Corporation shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

         Section 5.11. No Negotiation with Others. The Corporation and the Shareholders shall not solicit or participate in negotiations with (and the Corporation and the Shareholders shall use their best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Corporation from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Corporation or any transaction inconsistent with those contemplated hereby.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 25

         Section 5.12.

         (a) Income Tax Refunds. The Shareholders hereby acknowledge that they have no claim to or interest in any income tax refunds which the Corporation may receive after the Closing Date relating to tax periods prior to the Closing Date.

         (b) Cooperation. The Shareholders shall provide such assistance to Purchaser as Purchaser may reasonably request in connection with the preparation of any tax return required to be filed in respect of the Corporation, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for taxes, or any claim for refund in respect of such taxes, and the Shareholders will retain, and upon request provide, any records or information which may be relevant to such return, audit, examination, proceeding or claim. Such assistance shall include (i) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder, and (ii) furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination, proceeding or claim.

                                   ARTICLE VI

                             Purchaser's Covenants

         Section 6.01. Consummation of Agreement. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         Section 6.02. Registration. After the Closing, Purchaser agrees to use its best efforts to insure that the Closing Shares, or any portion thereof, is registered pursuant to the provisions of Section 1.03 above.


                                  ARTICLE VII

                        Purchaser's Conditions Precedent

         Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         Section 7.01. Representations and Warranties. The representations and warranties of the Corporation and the Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all material respects as of the Closing Date; and Purchaser shall have received a certificate from each of the Corporation's President and the Shareholders, dated as of the Closing Date, to the foregoing effect.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 26

         Section 7.02. Covenants and Conditions. The Corporation and the Shareholders shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by the Corporation and the Shareholders prior to the Closing Date; and Purchaser shall have received a certificate from each of the Corporation's President and the Shareholders, dated as of the Closing, Date, to the foregoing effect.

         Section 7.03. Proceedings. No action, precaution or order by any court or governmental body or agency shall have been threatened, orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 7.04. No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation shall have occurred since the date of the most recent balance sheet of each included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of the Corporation or any Shareholder.

         Section 7.05. Resignations of Directors and Officers. Purchaser shall have received the resignations of the directors and officers of the Corporation to the extent requested by Purchaser.

         Section 7.06. Closing Deliveries. Purchaser shall have received all documents referred to in Section 2.01 hereof, duly executed in form satisfactory to Purchaser and its counsel.

         Section 7.07. Tax Affidavit. Purchaser shall have received a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Shareholder, signed under penalties of perjury and dated as of the date of the Closing Date, to the effect that such Shareholder is not a foreign person (as such term is defined in Section 1445(f)(3) of the Code) and providing such Shareholder's United States taxpayer identification number.

                                  ARTICLE VIII

        The Conditions Precedent of the Corporation and the Shareholders

         Except as may be waived in writing by the Corporation and the Shareholders, the obligations of the Corporation and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         Section 8.01. Representations and Warranties. The representations and warranties of Purchaser contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all material respects as of the Closing Date; and Purchaser shall have delivered to the Shareholders a certificate of Purchaser's President or Vice President, dated as of the Closing Date, to the foregoing effect.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 27

         Section 8.02. Covenants and Conditions. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to the Shareholders a certificate of Purchaser's President or Vice President, dated as of the Closing Date, to the foregoing effect.

         Section 8.03. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         Section 8.04. Closing Deliveries. The Corporation or the Shareholders, as the case may be, shall have received all documents referred to in Section 2.02.

                                   ARTICLE IX

                              Post Closing Matters

         Section 9.01. Further Instruments of Transfer. Following the Closing, at the request of Purchaser, the Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to the Stock, and (ii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

                                   ARTICLE X

                                    Remedies

         Section 10.01. Indemnification by the Shareholders. Subject to the terms and conditions of this Article, the Shareholders jointly and severally agree to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively "Damages"), asserted against or incurred by any of such indemnitees by reason of or resulting from:

         (a) a breach of any representation, warranty or covenant of the Corporation or the Shareholders contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or

         (b) the violation or alleged violation, on or before the Closing Date, of any Environmental Law, and any and all matters arising out of any act, omission, event or circumstance existing or occurring on or prior to the Closing Date (including without limitation the presence on the Real Property or release from the Real Property, or the generation by the Corporation or any Shareholder of hazardous substances or solid waste disposed or otherwise





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 28
released prior to the Closing Date), regardless of whether the act, omission, event or circumstance constituted a violation of any Environmental Law at the time of its existence or occurrence. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposed" shall have the meanings specified in RCRA; provided that to the extent that any applicable statute of any state, any subdivision thereof or any other governmental body or agency of competent jurisdiction over the matter, establish a meaning for "hazardous substance," "release," "solid waste" or "disposed" that is broader than that specified in either CERCLA or RCRA, such broader meaning, shall apply. The provisions of this Section 10.01(b) shall survive the Closing, and shall continue indefinitely thereafter in full force and effect.

         Section 10.02. Indemnification by Purchaser. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold the Corporation and the Shareholders and its or their respective directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting, from a breach of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

         Section 10.03. Conditions of Indemnification. The respective obligations and liabilities of the Shareholders and Purchaser (the "indemnitor") to the other (the "indemnitee") under Sections 10.01 and 10.02 with respect to claims resulting from the assertion of liability by third parties, shall be subject to the following terms and conditions:

         (a) In the event that a legal proceeding or action is commenced against an indemnitee with respect to any indemnified matter, that indemnitee promptly will provide written notice thereof to the indemnitor (but in no event later than twenty (20) days after receipt of notice), together with a copy of any claim, process or other legal pleading. The indemnitor will undertake the defense thereof, as its expense, by counsel of its own choosing and reasonably acceptable to the indemnitee; provided that the indemnitee may participate in all aspects of the defense with, or without, counsel of its own choice. In the event that the indemnitee elects to retain additional counsel of its own choice, the fees and expenses of said counsel shall be the exclusive responsibility of the indemnitee unless (i) the indemnitor has agreed to pay such fees and expenses, (ii) the indemnitor has failed to undertake the defense of such action. If the nature of any action presents a conflict between the interests of the indemnitor and the indemnitee, or the indemnitee has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnitor (in which case, if the indemnitee informs the indemnitor in writing that it elects to employ separate counsel at the expense of the indemnitor, the indemnitor shall have no further right to participate in or undertake the defense of such action on behalf of the indemnitor except with respect to payment of full indemnification for any Damages).

         (b) Except for failure by the indemnitee to provide notice as provided for above in subsection (a), in the event that the indemnitor, on or before the thirtieth day after receipt of





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 29
notice of any such action, or, if applicable and earlier, on or before the tenth day preceding the day on which an answer, appearance or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim or other prejudice to the indemnitee, fails to undertake the defense of such action, the indemnitee will have the right to retain counsel of its own choosing and undertake the defense, compromise or settlement of such claim for the account and risk of the indemnitor without waiving the indemnitee's right to full indemnification from the indemnitor and at the indemnitor's expense, subject to the right of the indemnitor to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof with counsel reasonably acceptable to the indemnitee.

         (c) Notwithstanding the foregoing, the indemnitor shall not settle any claim asserted against the indemnitee without the prior consent of the indemnitee unless such settlement involves only the payment of money and the claimant provides the indemnitee with a release from all liability in respect of such claim. If the settlement of any claims involves more than the payment of money, the indemnitor shall not settle the claim without the prior written consent of the indemnitee, which consent shall not be unreasonably withheld.
In the event the indemnitor has not undertaken the defense, as described above, with respect to any claim resulting from the assertion of liability by third parties, the indemnitor may settle any claim without prior notice to and consent of the indemnifying party, and indemnitor agrees to promptly, and in any event within thirty days after receipt of written demand, reimburse indemnitee for all Damages, including without limitation all amounts paid or incurred in connection with such settlement, together with attorneys' fees, costs and expenses and other costs incurred in connection with defense of the claim.

         (d) The indemnitee and indemnitor will each cooperate with all reasonable requests of the other.

         Section 10.04. Remedies Not Exclusive. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         Section 10.05. Effect of Indemnification. Notwithstanding any term or provision of this Agreement to the contrary, any indemnity payments owed by one party to another party to this Agreement shall be reduced by (a) any tax benefits to the party claiming indemnity hereunder and increased by any tax detriments to the party claiming indemnity hereunder, and/or (b) any insurance proceeds received by the party claiming indemnity hereunder.

                                   ARTICLE XI

                                  Termination

         Section 11.01. Termination.  This Agreement may be terminated:

         (a) At any time prior to the Closing Date by mutual agreement of all parties.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 30

         (b) At any time prior to the Closing Date by Purchaser if any representation or warranty of the Corporation or the Shareholders contained in this Agreement or in any certificate or other document executed and delivered by the Corporation or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect, or if the Corporation or the Shareholders fail to comply in any material respect with any covenant contained herein.

         (c) At any time prior to the Closing Date unanimously by the Shareholders if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein.

         (d) After the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied by the Closing Date.

         (e) After the Closing Date unanimously by the Shareholders if the conditions stated in Article VIII and have not been satisfied by the Closing Date.

         In the event this Agreement is terminated pursuant to subparagraph
(b), (c), (d) or (e) above, Purchaser, the Corporation and the Shareholders shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

                                  ARTICLE XII

                                 Miscellaneous


         Section 12.01. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses), except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party, or (ii) proving that another party breached any of the terms of this Agreement.

         Section 12.02. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, or any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 31
law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         Section 12.03. Offset. Any and all amounts owing, or to be paid by Purchaser to the Shareholders hereunder, under the Escrow Agreement or otherwise, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by the Shareholders to Purchaser in respect of any failure or breach of any representation, warranty or covenant of the Corporation or the Shareholders under or in connection with this Agreement, the Escrow Agreement, the Agreement Not to Compete or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser. If Purchaser determines that such offset is appropriate, notice shall be given to Shareholders of such determination on or prior to the due date of the payment to be reduced.

         Section 12.04. Knowledge. "Knowledge," "have no knowledge of," or "do not know of" and similar phrases shall mean (i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and
(ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any employee of such entity after diligent investigation and inquiry by the principal executive officer of such entity.

         Section 12.05. Specific Performance. Each of the parties hereto acknowledges that a refusal by any other party to consummate the transactions contemplated hereby will cause irreparable harm to each other party for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each of the parties hereto shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

         Section 12.06. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         Section 12.07. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

         Section 12.08. Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 32

         Section 12.09. Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 12.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         Section 12.11. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Corporation the Shareholders or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Corporation and the Shareholders or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for an indefinite period of time.

         Section 12.12. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE PERFORMABLE IN BRAZOS COUNTY, TEXAS.

         Section 12.13. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         Section 12.14. Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 12.15. Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

         Section 12.16. Confidentiality, Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 33
knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules applicable to issuers whose securities are traded on the National Association of Securities Dealers Automatic Quotation System, and (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in conducting an examination of the operations and assets of the Corporation.

         Section 12.18. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing, and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

         If to Purchaser:         VPI Communications, Inc.
                                  2700 Highway 6 Bypass, Suite 1500
                                  College Station, Texas  77845
                                  c/o Darrell Campbell, President
                                  (409) 764-6500


         with a copy to:          Jeffrey W. Brown
                                  West, Webb, Allbritton & Gentry, P.C.
                                  3000 Briarcrest Drive, 5th Floor
                                  Bryan, Texas  77802
                                  (409) 776-2282



         If to the Shareholders:  Robert Malcolm
                                  37 Hampton Way
                                  Montoursville, PA 17754

                                  Joseph Mauro
                                  RR1 Box 567-3
                                  Jersey Shore, PA 17740

                                  Harry Wahl
                                  1226 Crestfield, The Fields
                                  Williamsport, PA 17701





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 34

                                  David Stroehmann
                                  711 Vallamount
                                  Williamsport, PA 17701

                                  Richard H. Confair
                                  25 West 3rd Suite 701
                                  Williamsport, PA 17701

         with a copy to:          John R. Zurich
                                  Law Offices of Richard H. Roesgen & Associates
                                  801 Penn Street, Ste. 101
                                  Williamsport, PA 17701


         Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         Section12.19. Choice of Forum. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding, shall be instituted only in a state or federal court in BRAZOS COUNTY, TEXAS. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in BRAZOS COUNTY, TEXAS and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside BRAZOS COUNTY, TEXAS may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding, involving this Agreement in a jurisdiction outside BRAZOS COUNTY, TEXAS, the party instituting such proceeding, shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in BRAZOS COUNTY, TEXAS, including without limitation any additional expenses incurred as a result of litigation in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging, expenses for parties, witnesses, experts and support personnel.

         Section12.20. Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding, arising out of this Agreement may be made in the manner and to the address set forth in
Section 12.18 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

         Section12.21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 35

         EXECUTED as of the date first above written.

                                        VPI Communications, Inc.,
                                        a Texas corporation

                                        By: /s/ DARRELL CAMPBELL
                                           -------------------------------
                                            Darrell Campbell,
                                            President

                                        Cable One Corporation,
                                        a Pennsylvania corporation

                                        By: /s/ JOSEPH MAURO
                                           -------------------------------
                                            Joseph Mauro,
                                            President





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 36

                                        SHAREHOLDERS:


                                        /s/ ROBERT MALCOLM
                                        ----------------------------------
                                        Robert Malcolm


                                        /s/ JOSEPH MAURO
                                        ----------------------------------
                                        Joseph Mauro


                                        /s/ HARRY WAHL
                                        ----------------------------------
                                        Harry Wahl


                                        /s/ DAVID STROEHMANN
                                        ----------------------------------
                                        David Stroehmann


                                        /s/ RICHARD H. CONFAIR
                                        ----------------------------------
                                        Richard H. Confair





                      STOCK PURCHASE AND SALE AGREEMENT                  Page 37